The Herzfeld Caribbean Basin Fund, Inc. SC TO-I/A

Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

The Herzfeld Caribbean Basin Fund, Inc.

(Name of Issuer)

The Herzfeld Caribbean Basin Fund, Inc.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	—	$0.0001102	—
Fees Previously Paid	$169.06 (1)		$169.06 (2)
Total Transaction Valuation	$1,534,139.39 (1)
Total Fees Due for Filing			$169.06 (2)
Total Fee Previously Paid			$169.06 (2)
Total Fee Offsets			—
Net Fee Due			$0.00

(1)

Calculated as the aggregate maximum purchase price for common shares of beneficial interest, based upon the net asset value per share as of October 7, 2022, of $4.65. This amount is based upon the offer to purchase up to 338,382 common shares of beneficial interest, par value $0.001 per share, of The Herzfeld Caribbean Basin Fund, Inc. The fee of $169.06 was paid in connection with the filing of the Schedule TO-I by Herzfeld Caribbean Basin Fund, Inc. (File No. 005-86371) on October 12, 2022 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation, pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2023.